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                                                                      EXHIBIT 11


                                     YAHOO! INC.

                          COMPUTATION OF NET LOSS PER SHARE



                            THREE MONTHS ENDED            SIX MONTHS ENDED
                        --------------------------    ------------------------
                          JUNE 30,       JUNE 30,       JUNE 30,     JUNE 30,
                            1996         1995 (a)         1996       1995 (a)
                       -----------    -----------    -----------  -----------
NET LOSS               ($1,366,000)     ($355,000)   ($1,285,000)   ($355,000)

WEIGHTED AVERAGE
 NUMBER OF SHARES
 USED IN COMPUTATION:

    COMMON STOCK        26,456,000     10,013,000     22,887,000   10,013,000

    PREFERRED STOCK                     7,738,000                   7,738,000

NUMBER OF COMMON SHARES
 ISSUED IN ACCORDANCE
 WITH STAFF ACCOUNTING
 BULLETIN NO. 83                        4,790,000                   4,790,000

                       -----------    -----------    -----------  -----------
           TOTAL        26,456,000     22,541,000     22,887,000   22,541,000

NET LOSS PER COMMON AND
 COMMON EQUIVALENT
                       -----------    -----------    -----------  -----------
 SHARE                      ($0.05)        ($0.02)        ($0.06)      ($0.02)
                       -----------    -----------    -----------  -----------
                       -----------    -----------    -----------  -----------






(a) INCLUDES THE COMPANY'S RESULTS FROM MARCH 5, 1995 (INCEPTION) THROUGH JUNE 30, 1995.


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